Exhibit 99.1

STATER BROS. ANNOUNCES FINANCIAL RESULTS FOR 2011

SAN BERNARDINO, CALIFORNIA (December 13, 2011)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 25, 2011.

Sales for the 2011 fiscal year were $3.7 billion, an increase of 2.4% when compared to sales of $3.6 billion for the 2010 fiscal year. Sales for the fourth quarter of fiscal 2011 were $941.9 million compared to $897.4 million for the fourth quarter of 2010. Sales for the quarter increased $44.5 million or 5.0%. Like store sales for the fiscal year and the fourth quarter of 2011 increased 2.5% and 5.0%, respectively.

The Company reported net income of $26.3 million for the 2011 fiscal year compared to $24.6 million in the 2010 fiscal year. The results for the fourth quarters of fiscal 2011 and fiscal 2010 were net income of $6.5 million and $5.9 million, respectively.

Brown said, “The economy in our marketing area remains challenging, and we continue to focus on the value we can pass on to our ‘Valued Customers’ to assist them and their families during these difficult times, so they can get the most out of their shopping dollars. Our ‘Valued Customers’ deserve a friendly and satisfying experience on each and every one of their visits to our Supermarkets. It is our mission to control costs where we are able as we weather the effect of these tough economic times.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 75 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/26/10	09/25/11
Assets
Current assets
Cash and cash equivalents	$325,005	$235,784
Restricted cash	3,121	3,121
Receivables, net	35,614	32,166
Inventories	203,702	231,121
Other	56,107	43,299

Total current assets	623,549	545,491
Property and equipment, net	644,064	625,423
Deferred debt issuance costs, net	8,074	10,690
Other	47,100	51,163

Total assets	$1,322,787	$1,232,767

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$135,642	$141,030
Accrued expenses and other liabilities	147,972	164,527
Current portion of capital lease obligations	1,562	1,107
Current portion of long-term debt	132,250	38,798

Total current liabilities	417,426	345,462
Long-term debt, less current portion	677,750	642,577
Capital lease obligations, less current portion	2,206	1,099
Other long-term liabilities	152,272	162,865
Total stockholder’s equity	73,133	80,764

Total liabilities and stockholder’s equity	$1,322,787	$1,232,767

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended 09/26/10	13 Weeks Ended 09/25/11	52 Weeks Ended 09/26/10	52 Weeks Ended 09/25/11
Sales	$897,394	$941,846	$3,606,839	$3,693,306
Gross profit	249,696	255,666	969,948	990,892
Operating expenses:
Selling, general and administrative expenses	210,828	220,615	819,698	841,527
Gain on sale of dairy assets	—	—	(9,396)	—
Depreciation and amortization	12,749	12,067	50,822	48,413

Total operating expenses	223,577	232,682	861,124	889,940

Operating profit	26,119	22,984	108,824	100,952
Interest income	254	20	366	708
Interest expense	(16,970)	(11,859)	(68,516)	(57,296)
Other income (loss), net	475	(11)	497	82

Income before income taxes	9,878	11,134	41,171	44,446
Income taxes	3,954	4,668	16,587	18,156

Net income	$5,924	$6,466	$24,584	$26,290